EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Press Contact:

Holly Burkhart

Spansion, Inc.

+1-408-616-1170

Investor Contact:

Ken Tinsley

Spansion, Inc.

+1-408-616-7837

Spansion® Announces Reduction in Force

Approximately 3,000 employees globally affected

Sunnyvale, CA – February 23, 2009 – Spansion (Nasdaq: SPSN) announced today that it is reducing its global work force by approximately 3,000 employees, or 35 percent. The majority of the positions affected are at Spansion’s global manufacturing sites, as the company resizes the organization due to current market conditions. This action is taken in an effort to further reduce costs as Spansion continues its restructuring efforts and explores various strategic alternatives.

“The global recession is forcing us to make this very difficult decision in order to bring our costs in line with the current expectations for significantly reduced revenues,” said John Kispert, Spansion president and CEO. “This action was not undertaken lightly given its impact on our employees and their families. However, we have a responsibility to preserve the value of the enterprise as we pursue our goal of positioning Spansion for a recovery through a restructuring and/or sale.”

The company expects that when complete, this reduction in force will result in approximately $25 million in cash charges, during the first half of 2009. The company believes this reduction in force will provide it with annual cash cost savings of approximately $225 million.

About Spansion

Spansion is a leading Flash memory solutions provider, dedicated to enabling, storing and protecting digital content in wireless, automotive, networking and consumer electronics applications. Spansion, previously a joint venture of AMD and Fujitsu, is the largest company in the world dedicated exclusively to designing, developing, manufacturing, marketing, selling and licensing Flash memory solutions. For more information, visit http://www.spansion.com.

Spansion(R), the Spansion logo, MirrorBit(R), MirrorBit(R) Eclipse(TM), ORNAND(TM), ORNAND2(TM), HD-SIM(TM), Spansion(R) EcoRAM(TM) and combinations thereof, are trademarks of Spansion LLC in the United States and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.

Cautionary Statement

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those statements. These risks and uncertainties include: Spansion’s ability to manage operations as it transitions to a reduced workforce; the inability to capture anticipated cost savings related to the reduction in force; and Spansion’s ability to successfully explore, negotiate and conclude any strategic alternative or restructuring. In addition, the instability of the global economy and tight credit markets could continue to adversely impact Spansion’s business in several respects including adversely impacting credit quality and insolvency risk of the company and its customers and business partners, including suppliers and distributors; bookings; and reductions and deferrals of demand for Spansion products. The company urges investors to review in detail the risks and uncertainties discussed in the company’s Securities and Exchange Commission filings, including but not limited to the company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007 and the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2008. Unless otherwise required by applicable laws, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.